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                                                                    EXHIBIT 99.1


                              WEATHERFORD ANNOUNCES
                    FOURTH QUARTER 1999 AND YEAR END RESULTS

HOUSTON, January 31, 2000 -- Weatherford International, Inc. (NYSE:WFT) today reported fourth quarter 1999 income from continuing operations of $7.5 million, or 7 cents per share, on revenues of $372.6 million. This compares to fourth quarter 1998 income from continuing operations of $10.5 million, or 11 cents per share, excluding one time charges of $30.5 million, net of tax, related to the downturn in the industry that occurred in the second half of 1998.

Fourth quarter revenues were up 15% from the third quarter of 1999, reflecting continued increase in North American activity levels, as well as the beneficial impact of acquisitions and joint ventures completed in late 1998 and 1999. Operating income for the fourth quarter of 1999 was $23.5 million and was up 33% over the third quarter of 1999 and essentially flat with the fourth quarter of 1998 before $47.0 million of prior year charges.

During the fourth quarter the Company substantially completed its integration of its acquisitions of Dailey International, Inc., Petroline Wellsystems Limited and Williams Tool Co. and began realizing the consolidation and financial benefits of these acquisitions and other acquisitions completed during the year. Partially offsetting these benefits were historically low activity levels in the higher margin international markets, in particular the Eastern Hemisphere, and the impact of price decreases from prior quarters in response to the downturn in those markets.

As a result of the Company's proposed spin-off of its Grant Prideco Drilling Products Division, fourth quarter 1999 results for that division are reported as Income (Loss) from Discontinued Operations. The loss from discontinued operations in the fourth quarter was $17.8 million, or 16 cents per share, inclusive of a one time charge of $6.1 million, net of tax, directly related to the write off of certain assets in India.

The spin-off of Grant Prideco is continuing to move forward, with the timing of the spin-off to be dependent on the timing of the receipt of the private letter ruling from the Internal Revenue Service. Based on conversations with the Internal Revenue Service, the Company currently expects that the requested ruling should be received sometime during the latter part of the first quarter of 2000. The Company expects that once the ruling is received, a record date for the spin-off would be announced and the spin-off would be completed within three to four weeks following the record date.

For the year ended December 31, 1999, consolidated revenues were $1.2 billion, down 9% compared to 1998. Income from continuing operations was $16.2 million, compared to $103.1 million last year, excluding one time charges of $104.0 million, net of taxes for charges related to the merger of EVI and Weatherford Enterra and the downturn in business in 1998.

COMPLETION AND OILFIELD SERVICES
Revenues in the Completion & Oilfield Services division were up 11% over the fourth quarter 1998 and 23% sequentially from the third quarter to $218.1 million. North American revenues continued to increase in the quarter, particularly in the United States which was up 50% over the previous quarter, inclusive of revenues of approximately $25 million related to acquisitions made


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in the third quarter of 1999. International revenues continue to be significantly down from fourth quarter 1998 levels but were flat compared to last quarter, including acquisition related revenues.

As a result of higher revenues, particularly in the drilling and intervention services segment which has a high fixed cost component in its operations, operating margins were up 3% as a percent of sales, compared to the third quarter 1999.

ARTIFICIAL LIFT SYSTEMS
Revenues in this division were up 54% over last year's fourth quarter to $95.1 million. Most of this increase in revenues is a direct result of higher North American activity levels. Sequentially, revenues increased by 21%, with most of the increase again attributable to Canada. Artificial Lift's operating income margin continues to improve, up approximately 2% from the third quarter, primarily due to the higher revenue level, combined with significant cost reductions taken early in 1999.

COMPRESSION SERVICES
Weatherford Global Compression Services (WGCS) had revenues of $59.5 million in the fourth quarter, $14.8 million higher than the fourth quarter 1998, due to added revenues from the joint venture with GE Capital early in 1999 and increased international activity. Revenues were down sequentially from the third quarter by $8.5 million, or 12% primarily due to lower equipment sales compared to the third quarter. Service revenues remained relatively flat compared to last quarter.

In December 1999, WGCS sold Gemini, its compression manufacturing company to GE Power Systems. This disposal is consistent with WGCS objective to participate more in the service sector of the gas compression business.

Houston-based Weatherford International, Inc. (http://www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 50 countries and employs more than 10,000 people worldwide.

Contacts:
Bruce F. Longaker (713) 693-4161
Don Galletly (713) 693-4148

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity and the demand for and pricing of Weatherford's products. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.
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               WEATHERFORD INTERNATIONAL, INC.
       CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (In 000's, Except Per Share Amounts)

                                                               Three Months Ended           Twelve Months Ended
                                                                  December 31,                  December 31,
                                                           --------------------------    --------------------------
                                                               1999           1998           1999           1998
                                                           -----------    -----------    -----------    -----------

Net Revenues:
      Completion and Oilfield Services                     $   218,095    $   195,648    $   720,754    $   857,172
      Artificial Lift Systems                                   95,091         61,630        293,529        329,196
      Compression Services                                      59,453         44,675        225,917        177,481
                                                           -----------    -----------    -----------    -----------
                                                               372,639        301,953      1,240,200      1,363,849
                                                           -----------    -----------    -----------    -----------
Operating Income (Loss):
      Completion and Oilfield Services                          17,817          8,456         54,736        137,117
      Artificial Lift Systems                                    8,673        (24,170)        16,455        (19,223)
      Compression Services                                       4,780          3,490         21,574         17,092
      Corporate Expenses                                        (7,797)       (11,038)       (25,947)       (98,815)
                                                           -----------    -----------    -----------    -----------
                                                                23,473        (23,262)        66,818         36,171

Other Income (Expense):
      Other, Net                                                 2,457          1,053          6,470            233
      Interest Expense                                         (12,987)       (11,128)       (44,904)       (42,489)
                                                           -----------    -----------    -----------    -----------
Income (Loss) Before Income Taxes                               12,943        (33,337)        28,384         (6,085)
Benefit (Provision) for Income Taxes                            (4,574)        13,287         (8,477)         5,297
                                                           -----------    -----------    -----------    -----------
Income (Loss) Before Minority Interest                           8,369        (20,050)        19,907           (788)
Minority Interest Income (Expense), Net of Taxes                  (880)             4         (3,701)           (95)
                                                           -----------    -----------    -----------    -----------
Net Income (Loss) from Continuing Operations                     7,489        (20,046)        16,206           (883)
Income (Loss) from Discontinued Operations, Net of Taxes       (17,789)        (4,123)       (37,081)        65,720
                                                           -----------    -----------    -----------    -----------
Net Income (Loss)                                          $   (10,300)   $   (24,169)   $   (20,875)   $    64,837
                                                           ===========    ===========    ===========    ===========

Basic Earnings (Loss) Per Share:
      Income (Loss) from Continuing Operations             $      0.07    $     (0.21)   $      0.16    $     (0.01)
      Income (Loss) from Discontinued Operations                 (0.16)         (0.04)         (0.37)          0.68
                                                           -----------    -----------    -----------    -----------
      Net Income (Loss) Per Share                          $     (0.09)   $     (0.25)   $     (0.21)   $      0.67
                                                           ===========    ===========    ===========    ===========

Diluted Earnings (Loss) Per Share:
      Income (Loss) from Continuing Operations             $      0.07    $     (0.21)   $      0.16    $     (0.01)
      Income (Loss) from Discontinued Operations                 (0.16)         (0.04)         (0.36)          0.68
                                                           -----------    -----------    -----------    -----------
      Net Income (Loss) Per Share                          $     (0.09)   $     (0.25)   $     (0.20)   $      0.67
                                                           ===========    ===========    ===========    ===========

Weighted Average Shares Outstanding:
      Basic                                                    108,669         97,340        101,245         97,065
                                                           ===========    ===========    ===========    ===========
      Diluted                                                  110,636         97,340        102,889         97,065
                                                           ===========    ===========    ===========    ===========

Depreciation and Amortization:
      Completion and Oilfield Services                     $    32,698    $    26,121    $   111,268    $    95,495
      Artificial Lift Systems                                    5,370          4,872         20,064         19,183
      Compression Services                                       7,932          4,987         33,125         23,079
      Corporate                                                    690            254          2,201          1,801
                                                           -----------    -----------    -----------    -----------
                                                           $    46,690    $    36,234    $   166,658    $   139,558
                                                           ===========    ===========    ===========    ===========